Exhibit 99.1

Contacts:	Ellen G. Grinde
Director, Investor Relations and Communications
(630) 590-0707
egrinde@penx.com

PENFORD REPORTS FOURTH QUARTER AND FISCAL YEAR 2014 FINANCIALRESULTS

•	Fourth quarter diluted EPS improved to $0.23 from a loss in last year’s fourth quarter.

•	Full year diluted EPS increased to $0.60 from $0.32 in fiscal year 2013.

•	The Company’s Specialty Food and Bio-Products businesses each grew by double digits in the fourth quarter and fiscal year.

•	On October 14, 2014, the Company entered into a merger agreement with Ingredion Incorporated.

CENTENNIAL, CO, November 13, 2014 – Penford Corporation (Nasdaq: PENX), a leader in ingredient systems for food and industrial markets, today reported fourth quarter and fiscal year 2014 results.

Fiscal 2014 net income improved 94% over 2013 to $7.8 million. Diluted earnings per share for the fiscal year ended August 31, 2014, increased to $0.60 from $0.32 a year ago. Gross margin expanded by over 20% to $54.3 million for the year, benefiting from higher profitability in both divisions. Consolidated sales for the year were $443.9 million compared with $467.3 million in the last fiscal year, primarily reflecting lower corn prices that were passed through to customers and reduced industrial starch and by-product revenues.

Fourth quarter net income increased to $3.0 million, or $0.23 per diluted share, from a loss in last year’s comparable quarter. Gross margin in the fourth quarter rose to $16.6 million, more than double last year’s result. Quarterly consolidated sales were $109.1 million compared to $117.4 million in fourth quarter 2013.

Penford Corporation - Financial Highlights:

	3 Months Ended August 31			Year Ended August 31
(In thousands)	2014	2013	Change	2014	2013	Change
Food Ingredients:
Sales	$32,343	$28,441	13.7%	$126,590	$111,234	13.8%
Gross Margin	9,982	9,111	9.6%	37,641	34,399	9.4%
EBITDA*	6,589	6,678	(1.3)%	26,602	25,326	5.0%
Industrial Ingredients:
Sales	$76,744	$88,986	(13.8)%	$317,283	$356,016	(10.9)%
Gross Margin	6,580	(1,515)	N/A	16,666	10,648	56.5%
EBITDA*	4,121	(2,114)	N/A	12,838	7,721	66.3%
Consolidated:
Sales	$109,086	$117,427	(7.1)%	$443,873	$467,250	(5.0%)
Gross Margin	16,561	7,597	118.0%	54,307	45,047	20.6%
EBITDA*	7,692	1,784	331.2%	27,871	22,805	22.2%
Net income(loss)	2,954	(949)	N/A	7,753	4,007	93.5%

*	See the Reconciliation Table below.

Highlights for the quarter and the year are as follows:

Food Ingredients Division

•	Food Ingredients revenue increased 14% to a record $126.6 million for the year on strong growth in several specialty starch segments and the acquisition of Gum Technology.

•	Fourth quarter revenue also rose by 14% to $32.3 million, and gross margin improved 10% on double-digit increases in several product segments. Operating expenses increased by 50% in the quarter, primarily due to the Gum Technology acquisition, additional commercial resources and some one-time costs associated with expanded R&D facilities.

Industrial Ingredients Division

•	Fiscal year revenue declined by 11% to $317.3 million largely due to the declining market price of corn which reduced industrial starch pass-through by 33% and by-product revenues by 24%. Full year gross margin expanded 56% to $16.7 million on improved ethanol market dynamics, growth of our specialty bio-products, and lower cost of physical corn. In the 2014 third quarter, the Company announced an adjustment to the estimated useful lives of certain assets. This change reduced depreciation expenses by $1.4 million for the year.

•	In the fourth quarter, gross margin improved by $8.1 million to $6.6 million from a loss in last year’s quarter. Revenue from specialty bio-products grew by double-digits on multiple new customer gains.

Credit Facility

•	On August 1, 2014, Penford closed on new $170 million credit facilities, replacing a prior revolving credit agreement.

Merger Details

•	The Company entered into a merger agreement with Ingredion Incorporated on October 14, 2014.

•	When the transaction closes, Ingredion will acquire all outstanding shares of Penford for $19.00 in cash per share.

•	The transaction is subject to Penford shareholder and regulatory approvals as well as other customary closing conditions.

As a result of the announcement of the definitive merger agreement with Ingredion Incorporated, Penford Corporation will not host a conference call to discuss the results of the fourth quarter and full fiscal year 2014.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty ingredient systems for a variety of food and industrial products. Penford operates six manufacturing facilities and three research and development centers in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including changes in government rules or incentives affecting ethanol consumption, unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; impairment of the Company’s long-lived assets that could result in a noncash charge to reported earnings; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

###

TABLES TO FOLLOW

Penford Corporation

Financial Highlights

	Three months ended August 31		Year ended August 31
(In thousands, except per share data)	2014	2013	2014	2013
	(unaudited)

Consolidated Results

Sales	$109,086	$117,427	$443,873	$467,250
Income (loss) from operations	$5,814	$(1,421)	$15,291	$9,404
Net income (loss)	$2,954	$(949)	$7,753	$4,007
Earnings (loss) per share, diluted	$0.23	$(0.08)	$0.60	$0.32

Cash Flows

Cash flow provided by (used in) operations:
Operating activities	$6,717	$10,069	$18,054	$24,649
Investing activities	(4,909)	(5,861)	(22,325)	(12,062)
Financing activities	(2,002)	(4,244)	4,239	(12,520)

Total cash provided by (used in ) operations	$(194)	$(36)	$(32)	$67

Balance Sheets
	August 31,	August 31,
	2014	2013
Current assets	$98,444	$90,114
Property, plant and equipment, net	114,804	112,141
Other assets	25,942	22,363

Total assets	239,190	224,618

Current liabilities	39,015	35,640
Long-term debt	76,665	72,739
Other liabilities	31,377	33,346
Shareholders’ equity	92,133	82,893

Total liabilities and equity	$239,190	$224,618

Penford Corporation

Consolidated Statements of Operations

	Three months ended August 31,		Year ended August 31,
	(Unaudited)
(In thousands, except per share data)	2014	2013	2014	2013
Sales	$109,086	$117,427	$443,873	$467,250
Cost of sales	92,525	109,830	389,566	422,203

Gross margin	16,561	7,597	54,307	45,047
Operating expenses	9,088	7,504	33,407	29,773
Research and development expenses	1,659	1,514	5,609	5,870

Income (loss) from operations	5,814	(1,421)	15,291	9,404
Interest expense	1,019	927	3,583	3,989
Other non-operating income (expense), net	(262)	7	766	75

Income (loss) before income taxes	4,533	(2,341)	12,474	5,490
Income tax expense (benefit)	1,579	(1,392)	4,721	1,483

Net income (loss)	$2,954	$(949)	$7,753	$4,007

Weighted average common shares and equivalents outstanding, diluted	12,895	12,431	12,858	12,618
Earnings (loss) per common share, diluted	$0.23	$(0.08)	$0.60	$0.32

Penford Corporation

Reconciliation of Non-GAAP Measure

To supplement the segment and consolidated financial results prepared in accordance with generally accepted accounting principles (“GAAP”), the Company utilizes a non-GAAP financial measure-net income (loss) before interest, taxes, depreciation and amortization expense (“EBITDA”). The Company uses EBITDA to evaluate performance and establish goals. The Company believes that this measure is valuable to investors in assessing the Company’s operating results when viewed in conjunction with GAAP results. This non-GAAP measure is not a substitute for, or an alternative to, the corresponding measure calculated in accordance with GAAP.

Reconciliation of non-GAAP EBITDA to GAAP Operating Income (Loss)

(In thousands)	Three months ended August 31, 2014			Year ended August 31, 2014
	Food Ingredients	Industrial Ingredients	Consolidated	Food Ingredients	Industrial Ingredients	Consolidated
Operating income	$5,996	$2,659	$5,814	$24,345	$2,587	$15,291
Depreciation and amortization	594	1,458	2,140	2,260	9,219	11,814
Iowa loan forgiveness	—	—	—	—	1,000	1,000
Loss on early extinguishment of debt	—	—	(265)	—	—	(265)
Other non-operating income (loss)	(1)	4	3	(3)	32	31

EBITDA	$6,589	$4,121	$7,692	$26,602	$12,838	$27,871

	Three months ended August 31, 2013			Year ended August 31, 2013
	Food Ingredients	Industrial Ingredients	Consolidated	Food Ingredients	Industrial Ingredients	Consolidated
Operating income (loss)	$6,168	$(4,738)	$(1,421)	$23,265	$(3,238)	$9,404
Depreciation and amortization	510	2,607	3,198	2,061	10,933	13,326
Other non-operating income	—	17	7	—	26	75

EBITDA	$6,678	$(2,114)	$1,784	$25,326	$7,721	$22,805